TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (the “Agreement”) is entered into by and between Anthony J. Nightingale a/k/a Tony Nightingale (“Nightingale”), a resident of Luxembourg with an address 16 rue Hamen, L-5219 Sandweiler, and Premier Wealth Management, Inc. (collectively with its subsidiaries, assigns, and affiliates, the “Company”), a Delaware corporation, as of February 29, 2008 (the “Effective Date”) relating to the resignation of Mr. Nightingale from all positions with the company and termination of any and all consulting arrangements with Nightingale or his affiliates.

WHEREAS, Nightingale has entered into a consulting arrangement with the Company, dated September 5, 2007 (the “Consulting Agreement”) which the Company has failed to honor in terms of meeting the financial commitments contained therein and was also a director of the Company until mid February 12, 2008;

WHEREAS, Nightingale has resigned from the Company and the Company and Nightingale wish to amicably resolve all disputes relating to amounts due or allegedly due to Nightingale;

NOW, THEREFORE, based on the mutual premises and full and valid consideration of the parties, the receipt and sufficiency of which is hereby acknowledged, the Company and Nightingale hereby agree as follows:

1.  Resignation as Director. Nightingale hereby confirms his resignation as a director of the Company effective as of February 12, 2008 and the Company hereby guarantees that a full indemnity is supplied to Nightingale in respect of the full period of office in accordance with Section 5 below, and the By-laws of the Corporation and Delaware law.

2.  Termination of All Agreements. The parties acknowledge and agree that the Consulting Agreement and any and all other consulting agreements, consulting relationships, business agreements or arrangements, agreements or other arrangements between Nightingale or any of his affiliated entities and the Company or its subsidiaries or affiliates, in each case whether written or oral, implied or otherwise, are terminated, deemed satisfied and discharged in full with prejudice. Notwithstanding the foregoing, the provisions of Article V and VI of the Consulting Agreement shall continue and remain in full force and effect. Nightingale and the Company have agreed that no amounts remain due under such agreements and that the only amounts payable to Nightingale shall be as set forth in Section 3 below.

3.  Payments to Nightingale. The Company shall:

(a)   immediately reimburse Nightingale for certain expenses which have already been verified as valid, in the amount of approximately €155.95 and $171.10;

(b)   pay to Nightingale (in respect of the monthly remuneration validly due under his consulting agreement) :
(i) (U.S.) $25,000 on or before March 13, 2008 ($1,000 of which has been paid on February 22, 2008); and
(ii) (U.S.) $17,500 payable on or before March 31st, 2008; and
(iii) (U.S.) $17,500 payable on or before April 30, 2008.

Any late payments to be subject to accumulating interest of LIBOR + 1% on a monthly basis. The requirement to make the above payments are unconditional (other then in the event of an actual and material breach by Nightingale causing actual harm to the Company).

4.   Disagreements with Management. Nightingale has been provided with a copy of this Agreement along with an Amended Current Report on Form 8-K (the “Amended Report”), which he has had an opportunity to review with his counsel and states that he agrees with the statements set forth therein and that he does not object to the filing of such report as expeditiously as possible. Nightingale hereby further confirms and reiterates that his disputes with management did not relate to financial or accounting matters or improprieties or improprieties of any member of management or the board that related to or implicated the Company in any way or to the Company’s internal controls over financial reporting or disclosure and further, did not relate to any matter relating to the Company’s operations, policies or practices, but rather, related to his position that he did not receive certain financial records on a readily available basis in preparation for Board meetings or per request. Nightingale understands that, in connection with the preparation of future financial statements, due diligence or the preparation of reports or registration statements to be filed with the Securities and Exchange Commission (the “SEC”), that he may be called upon by the Company’s auditors or others to respond to questions relating to his activities as a director or verifying the foregoing and that he will cooperate in a truthful and honest manner.

5.  General Releases.

(a)    Company Releases. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including without limitation the mutual promises set forth in this Agreement, the Company, for itself and themselves, its and their parents, affiliates, subsidiaries, divisions, groups and past and present officers, directors, employees, agents, representatives, attorneys, accountants, auditors, consultants, administrators, beneficiaries, predecessors, successors and assigns (collectively, “Company Release Parties”) and any person or entity claiming by or through any of the foregoing hereby RELEASE AND DISCHARGE Nightingale, any corporation with which he is an affiliate, their parents, affiliates, subsidiaries and past and present officers, directors, employees, agents, representatives, attorneys, accountants, auditors, consultants, successors and assigns in any capacity whatsoever (collectively, “Nightingale Release Parties”) of and from all actions, causes of action, suits, debts, dues, sums of money, claims for breaches of contract, claims for breaches of fiduciary duties or conflicts of interest, claims of entitlement to securities, claims for violations of securities laws or regulations, compensation, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages (compensatory, consequential, liquidated, special, punitive or otherwise), judgments, extents, executions, claims, and demands (including attorneys’ fees and costs) of any nature whatsoever, in law, admiralty or equity, against the Nightingale Release Parties that the Company Release Parties ever had, now have or hereafter can, shall or may have, whether known or unknown, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date of this Agreement, provided only that nothing herein shall release or otherwise affect the Nightingale Release Parties’ obligations under this Agreement.

(b)    Nightingale Releases. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including without limitation the mutual promises set forth in this Nightingale, for and of itself and any of the Nightingale Release Parties, hereby RELEASES AND DISCHARGES the Company Release Parties of and from all actions, causes of action, suits, debts, dues, sums of money, claims for breaches of contract, claims for breaches of fiduciary duties or conflicts of interest, claims of entitlement to securities, claims for violations of securities laws or regulations, compensation, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages (compensatory, consequential, liquidated, special, punitive or otherwise), judgments, extents, executions, claims, and demands (including attorneys’ fees and costs) of any nature whatsoever, in law, admiralty or equity, against the Company Release Parties that any of the Nightingale Release Parties, now have or hereafter can, shall or may have, whether known or unknown, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date of this Agreement, provided only that nothing herein shall be deemed a release of Nightingale’s right to payment herein under Section 3 or as a limitation on Nightingale’s enforcement rights thereto or otherwise be release or affect the Company Release Parties’ obligations under this Agreement.

(c)    No Initiation of Claims. Subject to satisfactory compliance with Section 3, the parties agree not to institute, instigate, urge, support, encourage, voluntarily participate in or profit from any lawsuit, complaint or other action or proceeding of any kind relating to any matter to which these general releases pertain. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit any party from providing, after taking reasonable measures to ensure the confidentiality of information provided, information or explanations to third party regulatory agencies or the Company’s auditors or accountants, seeking such information in response to comment letters or inquiries, or in response to civil or administrative subpoenas or court order, or from discussing the provisions hereof and factual circumstances surrounding the events leading to this Agreement in disclosure document filings made with the Securities and Exchange Commission from time to time. Each party warrants and acknowledges that he/it has received a copy of this Agreement for review and study, has read the Agreement carefully and has had an opportunity to do so with their counsel, and agrees to abide by all of its provisions.

6.    Miscellaneous. (a) If any provision of this Agreement is held invalid for any reason, the other provisions of this Agreement will remain in full force and effect.

(b)
The parties agree that this Agreement shall be subject to, and enforceable under, the laws of the State of New York. The Parties shall have the right to bring suit to enforce this Agreement in such jurisdiction. THE PARTIES HERETO AGREE TO WAIVE A TRIAL BY JURY.

(c)	This Agreement contains the complete understanding of the Parties and any changes must be in writing and signed by the parties.

(d)
In the event that the Company fails to make any of the above listed payments in a timely manner for any reason, Nightingale’s sole and exclusive remedy shall be limited to collection of the above amounts (plus accumulating interest at a rate of LIBOR + 1%) and neither party may set aside or cancel this Agreement or any part hereof. Any amounts owed will be deemed by the Company as an accumulative financial accounts payable debt from the Company to Nightingale.

(e)
The parties agree that they will endeavor to use their best efforts to insure that any future public statements or releases in respect of this Agreement and/or related matters concerning the relationship between them will be provided to one another in advance for reasonable review and approval, and shall not conflict with the Amended Report. Said consents shall be presumed given if such information is substantially similar to the Amended Report, as approved hereby, and said consent to not be withheld if such disclosure is not otherwise inconsistent with the Amended Report.

IN WITNESS WHEREOF, the parties have executed this Termination and Release Agreement effective as of the Effective Date set forth above.

PREMIER WEALTH MANAGEMENT, INC.

By:	/s/ Nigel Gregg
Nigel Gregg

/s/ Anthony J. Nightingale
Anthony J. Nightingale